                                                                    EXHIBIT 10.2



                  [CREDIT UNION CENTRAL OF ONTARIO LETTERHEAD]


December 23, 1997



Striker Paper Canada, Inc.
c/o Striker Industries, Inc.
Suite 2450
One Riverway
Houston, Texas
77056

Attention:     Matthew Pond

Dear Mr. Pond:

Re:            Credit Facility

We are pleased to advise that the Lenders' Credit Committees have approved the following credit facilities, subject to the satisfaction of the conditions and security documentation outlined below:

1.   LOAN DETAILS

(A)  BORROWER(S):        Striker Paper Canada, Inc.

(B)  LENDERS:            Credit Union Central of Ontario Limited ("CUCO") and
                         So-Use Credit Union Limited ("SUCU")

                         collectively referred to as the "Lenders"

(C)  CREDIT FACILITIES:  The Lenders agree to provide the Borrower the following credit facilities up to the aggregate amounts not exceeding the limits stipulated:

                         Facility                                Amount
                         --------                                ------
          Facility 1.    Standby letter of Guarantee             $500,000

          Facility 2.    Operating Loan                           300,000
                                                                 --------
                                                       TOTAL:    $800,000


              (hereinafter referred to as the "Credit Facilities")

(D) PURPOSE:        The Credit Facilities are to fund working capital
                    requirements pending the collection of accounts receivables.

(E) DRAW DOWN:      Upon satisfactory completion of the security documentation required pursuant to Section 2 of this commitment letter and compliance with the conditions precedent to funding provided for in Section 3 of this commitment letter.

(F) REPAYMENT:      Revolve as funds permit but payable on demand. Interest
                    payable monthly in arrears.

(G) PREPAYMENT:     The Credit Facilities are open for repayment in whole or in part at any time without notice or bonus.

(H) TERM:           Subject to annual review and renewal.

(I) ASSIGNMENT &
    PARTICIPATIONS: The Lenders, by virtue of a Participation and Servicing
                    Agreement, will participate in funding the Credit Facilities as outlined below:

                    Credit Union Central of Ontario Limited                    $500,000          62.5%
                    So-Use Credit Union Limited                                 300,000          37.5%
                                                                               --------         -----

                    TOTAL CREDIT FACILITIES                                    $800,000         100.0%

(J) INTEREST RATE:  All monies outstanding under the Credit Facilities shall bear interest at Prime plus 1.75%.

                    "Prime" shall mean the annual rate of interest which CUCO establishes as the reference rate of interest to determine interest rates it will charge at such time for demand loans in Canadian dollars and which it refers to as its special rate of interest, such rate to be adjusted automatically and without the necessity of any notice to the Borrower(s) upon each change to such rate.

(K) FEES:           All costs and expenses in connection with the matters
                    contemplated by this commitment letter are to be paid by the Borrower, whether or not funds are advanced, the Security Documents are completed or the commitment is cancelled, including without limitation the following:

                    a. Processing fee of $5,000

                    b. Commitment fee of $8,000

                    c. Administration fee of $350 per month

                     d. The Borrower shall pay all reasonable legal fees and disbursements in respect of the Credit Facilities, the preparation and issue of the Security Documents, the enforcement and preservation of the Lender's rights and remedies, and all reasonable costs related to the appraisals, insurance consultation, credit reporting and responding to demands of any government or any agency or department thereof, whether or not the documentation is completed or any funds are advanced under the Credit Facilities.

(L)  SALE/TRANSFER:  The Borrower shall not sell, transfer or encumber the real property without the Lenders' prior written consent. If the Borrower does so, then at the Lenders' Option, the Borrower will immediately pay to the Lenders all outstanding indebtedness under this commitment letter.

(M)  ALTERATIONS:    The Borrower agrees not to make any material changes,
                     additions or alterations to the real property with the exception of those capital improvements to be completed with funds received from First Ontario Labour Sponsored
                     Investment Fund Inc., without the Lenders' prior written consent.

(N)  INSPECTIONS:    The Borrower will permit the Lenders and persons
                     authorized by the Lenders at all reasonable times to inspect the real property.

2.   SECURITY

The present and future indebtedness and liability of the Borrower to the Lenders shall be secured by the following security (the "Security Documents"), evidenced by documents in form satisfactory to the Lenders and their legal counsel and registered or recorded as required by the Lenders, to be provided prior to any advances or avail being made under the Credit Facilities:

CREDIT FACILITIES 1 AND 2

(A) General Security Agreement representing a first floating charge over book debts and inventory and a third fixed charge (subject to the first charge by Laurentian Bank of Canada/Ontario Development Corporation and the second charge by First Ontario Labour Sponsored Investment Fund Inc.) on plant, fixtures and equipment.

(B) Third mortgage (the "Third Mortgage") by the Borrower in favour of the Lenders in the amount of $800,000 against the real property municipally known as 100 Ormond Street, Thorold, Ontario (the "Real Property").

(C) Subordination and postponement of shareholders' advances from Striker Industries, Inc. in the amount of $4,184,816 (we understand that the loan will be converted to share capital).

(D) Assignment of $100,000 term deposit (may be released once the Borrower achieves a current ratio of at least 1.25:1 and a quick ratio of 1.0:1 and the account is in good standing).

(E) Assignment of adequate business, public liability and fire insurance acknowledging the Lenders at first loss payees, except on plant and equipment, where Lenders are to be recorded as third loss payees.

(F) Supporting Sheriff and Tax Certificates together with satisfactory legal opinion confirming validity of the Third Mortgage.

(G)  Loan Participation and Servicing Agreement between the Lenders outlining:

     (1)  the drawdown rights governing the standby letter of guarantee; and

     (2)  SUCU's obligations relating to monitoring and due diligence.

(H) Any other documentation necessary in the opinion of the Lenders and their legal counsel, to complete this transaction.

3.   CONDITIONS PRECEDENT TO FUNDING

Those customarily found in the Lenders' Security Documents and any additional conditions appropriate in the context of the proposed transaction, and in any event, to include without limitation:

(A) The Borrower has a good and marketable title to the real property, subject only to the Permitted Encumbrances (as hereinafter defined).

(B) The Lenders having received all the Security Documents provided for in this commitment letter duly authorized, executed and delivered and registered or recorded whenever required by law.

(C) The Borrower to provide an up-to-date land survey of the real property being charged.

(D) The Borrower to provide a Phase I environmental assessment report of the real property satisfactory to the Lenders.

(E) The Borrower to provide satisfactory evidence that a continuation agreement is in place with the Laurentian Bank of Canada and that satisfactory financing schedules have been consummated with trade and other non-bank creditors.

(F) The Borrower to provide copies of the accepted commitment letters from First Ontario

     Labour Sponsored Investment Fund Inc. and the Laurentian Bank of Canada. The term loan with First Ontario Labour Sponsored Investment Fund Inc. must be drawn down prior to any funds being made available under the Credit Facilities.

(G) The Borrower to provide confirmation that realty taxes are paid and current.

(H) The Borrower to establish and maintain membership with SUCU in good standing at all times while any portion of this facility remains outstanding or committed. Receivables transfers/deposits to be fully swept on agreed upon intervals.

(I) There shall not exist any judgement, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the consummation of the transaction.

(J) There shall not have occurred since the date hereof any material adverse change in, or development likely to have a material adverse effect on the condition (financial or otherwise) operation, business, properties, prospects or capitalization of the Borrower.

(K) All documentation for the financing shall be satisfactory to the Lenders and their legal counsel(s), approval not to be unreasonably withheld.

4.   GENERAL CONDITIONS/COVENANTS

Until all debts and liabilities under the Credit Facilities have been discharged in full and the commitment to provide the Credit Facilities has been withdrawn by the Lenders, the following conditions will apply in respect of the Credit Facilities:

(A) The Borrower covenants to perform and observe all terms, conditions, representations and covenants contained in any of the agreements referred to in this commitment letter, as such agreements may be amended from time to time.

(B) The Borrower to provide the Lenders within ninety (90) days of the fiscal year end date, minimum review level year end financial statements on a consolidated (where applicable) and individual non-consolidated basis for the Borrower.

(C) The Borrower to provide the Lenders within forty five (45) days of the quarter end date, internally prepared financial statements on a consolidated (where applicable) and individual non-consolidated basis for the Borrower.

(D) The Borrower covenants to provide annual confirmation that all taxes have been paid, on the real estate charged, within ninety (90) days of the calendar year end.

(E) Borrowings under the Credit Facilities are to be covered by 66.7% of acceptable under 60 day accounts receivable (net of employee, offsets and inter-company accounts) and limited to 20% per individual account exposure plus 33% (to a maximum allocation of $50,000) of the paper and cardboard portion of raw material inventory.

(F) The minimum ratio of current assets to current liabilities is to be maintained at 1:1 at all times. The Borrower shall be granted a six month phase-in period for this condition.

(G) The ratio of debt (including deferred taxes) to tangible net worth is to be maintained at 0.50:1 at all times. Tangible net worth is defined as the sum of share capital, earned and contributed surplus and postponed funds less:
     a) amounts due from officers/affiliates, b) investments in affiliates, and
     c) intangible assets as defined by the Lenders.

(H) The Borrower to provide SUCU with monthly reports providing information or inventory, accounts receivable, accounts payable and specific payables within 10 days of each month end. SUCU to provide CUCO with a summarized report outlining loan position(s) and margin support, as per conditions of credit by the 15th day of each month end.

5.   SPECIAL CONDITIONS

(A) The obligation of the Lenders to make advances or availment under the Credit Facilities is subject to the prior condition that the Lenders complete a Loan Participation and Servicing Agreement between themselves in a form and substance acceptable to each of the Lenders.

(B) The obligation of the Lenders to make advances or availment under the Credit Facilities is subject to the prior condition that the Lenders complete a standby letter of guarantee between themselves in a form and substance acceptable to each of the Lenders.

(C) The Borrower undertakes not to incur any additional debt without the prior written consent of the Lender.

(D) The Borrower undertakes not to pay any dividends or allow any capital withdrawals from the corporation without the prior written consent of the Lenders.

6.   PERMITTED ENCUMBRANCES

The title to the real property shall be subject only to the first and second charges by Laurentian Bank of Canada/Ontario Development Corporation and First Ontario Labour Sponsored Investment Fund Inc. respectively, real property estate taxes not yet due and payable, utility easements and other similar rights which, in the Lenders' opinion, will not, in the aggregate materially and adversely impair the marketability of the real property or the use of the real property for the purpose for which it is held and minor irregularities and defects in the title approved by the Lenders (the "Permitted Encumbrances").

7.   EVENTS OF DEFAULT

The obligations of the Borrower hereunder shall become immediately payable if any one or more of the following events of default shall have occurred for any reason whatsoever:

(A) if default shall be made in the due and punctual payment of the Lenders of any principal or any payment of interest therein and such default shall have continued for a period of four (4) days after a notice of such default from the Lenders; or

(B) if any representation, warranty or statement of fact of the Borrower customarily found in the Lenders' Security Documents and annexed as
     Schedule 1 and any additional representations and warranties appropriate in the context of the proposed transaction, shall prove to have been untrue or incorrect in any material respect on the date of which it was made and such default shall have continued for a period of seven (7) days after notice of such default from the Lenders; or

(C) if the Borrower shall default in the performance or observance of any covenant in this commitment letter or in any other agreement, instrument or document delivered by the Borrower pursuant hereto or in connection herewith and such default shall have continued for a period of seven (7) days after notice from the Lenders; or

(D)  if the Borrower shall:

     (1) admit its inability to pay its debts generally as they become due or not pay its debts generally as they become due;

     (2) file an assignment or a petition in bankruptcy, as the case may be, or a petition to take advantage of any insolvency statutes;

     (3) make an assignment for the benefit of or make a proposal to its creditors;

     (4) consent to the appointment of a receiver of the whole or any substantial part of its assets; and

     (5) have been adjudged by a court having jurisdiction, a bankrupt or insolvent, or a decree or order of a court having jurisdiction shall have been entered for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy and such decree or order shall remain in force undischarged or unstayed for a period of fifteen (15) days.

(E) if any adverse change occurs in the environmental condition of any of the real property, equipment or business activities of the Borrower or any Guarantor of the Borrower.

8.   REMEDIES

After an event of default has occurred as provided for above, the Security Documents shall become immediately enforceable and the Lenders shall have the rights, powers and remedies set forth in the Security Documents. The Lenders shall have, in addition to the rights, powers and remedies given them by this commitment letter or any other agreement, instrument or document delivered by the Borrower pursuant hereto or in connection herewith and the security, all those rights, powers and remedies allowed by applicable laws.

The Lenders are authorized (but not obligated), at any time without notice, to apply the credit balance (whether or not then due) to which the Borrower is then beneficially entitled on any amount in or towards the satisfaction of the obligation and liabilities of the Borrower due to the Lenders under this commitment letter or the loan agreements.

9.   ENVIRONMENTAL

The Borrower agrees as follows:

(A) to observe and conform to all laws and requirements of any federal, provincial, or any other governmental authority relating to the environment and the operation of the business activities of the Borrower;

(B) to allow the Lenders access at all times to the business premises of the Borrower to monitor and inspect all real property and business activities and to conduct, in the Lenders sole discretion, environmental remedial actions at the expense of the Borrower;

(C) to pay all the expenses of any environmental investigations or assessments that may be required by the Lenders from time to time;

(D) to notify the Lenders from time to time of any business activity conducted by the Borrower which involves the use or handling of hazardous materials or wastes or which increases the environmental liability of the Borrower in any material manner;

(E) to notify the Lenders of any proposed change in the use or occupation of the real property of the Borrower prior to any change occurring; and

(F) to provide the Lenders with immediate written notice of any environmental problem and any hazardous materials or substances which have an adverse effect on the real property, equipment, or business activities of the borrower and with any other environmental information requested by the Lenders from time to time.

If the Borrower notifies the Lenders of any specified activity or change or provides the Lenders with any information pursuant to subsections (D), (E), or
(F) noted above, or if the Lenders receive any environmental information from other sources, the Lenders, in their sole discretion, may decide that an adverse change in the environmental condition of the Borrower has occurred which decision will constitute, in the absence of manifest error, conclusive evidence of the adverse change. Following this decision being made by the Lenders, the Lenders shall notify the Borrower of the Lenders' decision concerning the adverse change.

If the Lenders decide or are required to incur expenses in compliance or to verify the Borrower's compliance with applicable environment or other regulations, the Borrower shall indemnify the Lenders in respect of such expenses, which will constitute further advances by the Lenders to the Borrower under this commitment letter.

10.  NO MERGER

It is understood and agreed that the execution and delivery of the Security Documents shall in no way merge or extinguish this commitment letter or the terms or conditions hereof which shall continue in full force and effect while any or all of the Security Documents remain outstanding. In the event of any inconsistency or conflict between any provision or provisions of this commitment letter and the provision or provisions of the Security Documentation or any other documentation, such provision or provisions of the Security Documentation shall prevail.

11.  NON-ASSIGNMENT

This commitment letter is not assignable without the Lenders' prior written consent which can be unreasonably withheld.

12.  WAIVER

Any waiver by the Lenders of any default by the borrower or any omission on the Lenders' part in respect of any default by the Borrower shall not extend to or be taken in any manner whatever to affect any subsequent default by the Borrower or the rights resulting therefrom. The Lenders may waive any condition precedent to funding but the waiver shall not prejudice any subsequent enforcement of the condition.

13.  CREDIT REPORTING

The Borrower and each Guarantor consents to the Lenders obtaining from any credit reporting agency of from any person each information as the Lenders may require at any time, and consents to the disclosure at any time of any information concerning the Borrower and any Guarantor to any credit grantor with whom the Borrower and any Guarantor has financial relations or to any direct report agency.

14.  TIME OF ESSENCE

In all respects time shall be and remain of the essence.

15.  COUNTERPARTS

This commitment letter may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

16.  EXPIRY

This commitment letter will expire on March 31, 1998 and after that date the Lenders are not obligated to advance funds under this commitment letter.

17.  GOVERNING LAWS

This commitment letter shall be governed by and construct in accordance with the laws of the Province of Ontario.

If the Borrower wishes to proceed with this commitment, please indicate your acceptance by signing in the designated area and return the original commitment letter to the attention of the undersigned on or before January 30, 1998, otherwise this offer shall expire and be of no further force or effect.

This letter is delivered to you with the understanding that neither it nor its substance shall be disclosed except to members of the Board of Directors, Advisors, Employees, Counsel and Accountants of the Borrower who are involved in consideration of this matter or as may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by law.

Yours truly,


                                CREDIT UNION CENTRAL OF ONTARIO
                                LIMITED

                                Per: [ILLEGIBLE]
                                     ------------------------------------------
                                Name:   J.M. (Jim) [Illegible]
                                Title:  President, Financial [Illegible]

                                Per: [ILLEGIBLE]
                                     ------------------------------------------
                                Name:
                                Title:

                                I/we have the authority to bind the Corporation.

                                            SO-USE CREDIT UNION LIMITED


                                            Per:  /s/ SWETLANA SIGNAROWSKI
                                                 -------------------------------
                                            Name: Swetlana Signarowski
                                            Title: Chief Executive Officer


                                            Per:  /s/ MICHAEL SHIPOWICK
                                                 -------------------------------
                                            Name: Michael Shipowick
                                            Title: V.P.


                                            I/we have the authority to bind the
                                            Corporation.




We hereby accept this commitment letter as at the 30 day of January, 1998.


                                            STRIKER PAPER CANADA, INC.



                                            Per:  /s/ MATT PEAD
                                                 -------------------------------
                                            Name: Matt Pead
                                            Title: CFO


                                            Per:
                                                 -------------------------------
                                            Name:
                                            Title:


                                            I/we have the authority to bind the
                                            Corporation.

                                   SCHEDULE I

                         REPRESENTATIONS AND WARRANTIES



The Borrower represents and warrants, acknowledging that the Lenders have relied on each such representation and warranty in entering into this commitment letter, that:

     (1) ORGANIZATION AND QUALIFICATION. The Borrower and its subsidiaries are a corporation duly incorporated or amalgamated and organized, validly existing and in good standing under their jurisdiction of incorporation and each is duly qualified to carry on their business under the laws applicable to them in each jurisdiction where they carry on business. No authorization, consent, approval, license or exemption under any law applicable to foreign corporations is required by the Borrower to enter into and perform its obligations under the loan or Security Documents.

     (2) CORPORATE POWER. The Borrower and its subsidiaries have full corporate right, power and authority to enter into and perform their obligations under each of the loan documents to which they are or will be party and have full corporate power and authority to own and operate their properties and to carry on their business as now conducted and as presently proposed to be conducted.

     (3) CONFLICT WITH OTHER INSTRUMENTS. Neither the execution and delivery by the Borrower or any of its subsidiaries of any of the Security Documents nor the performance by the Borrower or any of its subsidiaries of their obligations thereunder, nor compliance with the terms, conditions and provisions thereof will:

          (a) conflict with or result in a breach of any of the terms, conditions or provisions:

               (i) the charter documents or by-laws of the Borrower or any of its subsidiaries,

               (ii)   any law, rule or regulation having the force of law,

               (iii) any contractual restriction binding on or affecting the Borrower or any of its subsidiaries or their properties, or

               (iv) any judgement, injunction, determination or award which is binding on the Borrower or any of its subsidiaries; or

          (b)  result in, or require or permit:

          (i) the imposition of any security interest in or with respect to the properties now owned or hereafter acquired by the Borrower or any of its subsidiaries, or

          (ii) the acceleration of the maturity of any debt of the Borrower or any of its subsidiaries, under any contractual provision binding on or affecting the Borrower or any of its subsidiaries,

          (iii) any third party to terminate or acquire rights under any contract.

(4) AUTHORIZATION, GOVERNMENTAL APPROVALS, ETC. The execution and delivery of each of the Security Documents by the Borrower or any of its subsidiaries and the performance by each of the Borrower and its subsidiaries which are a party hereto or thereto of their obligations hereunder and thereunder have been duly authorized by all necessary corporate action and no authorization, consent, approval, licence or exemption under any applicable law, rule or regulation having the force of law, and no registration, qualification, designation, declaration or filing with any official body, is or was necessary therefor or to perfect the same, except as are in full force and effect, unamended, at the date hereof.

(5) EXECUTION AND BINDING OBLIGATION. The commitment letter has been duly executed and delivered by the Borrower, and the commitment letter constitutes, and the other Security Documents when duly executed by the Borrower and its subsidiaries which are party hereto pursuant to and in accordance with this commitment letter and delivered for value will constitute, legal, valid and binding obligations of each of the Borrower or any of its subsidiaries enforceable against them in accordance with their respective terms, subject only to:

     (a) the effect of any applicable bankruptcy (other than fraudulent preference provisions) insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally;

     (b) the discretion that a court of competent jurisdiction may exercise in granting of equitable remedies; and

     (c) any legal limitation on the effectiveness of terms exculpating a party from a liability or duty otherwise owed by them to another party.

(6) NO DEFAULT. Neither the Borrower nor any of its subsidiaries are in violation of their charter documents or by-laws.

(7) NO VIOLATION OF AGREEMENTS. None of the Borrower or any of its subsidiaries are in default under any indenture, mortgage, deed of trust, agreement or other instrument to which they are a party or by which they or any of their property may be bound.

(8) OWNERSHIP OF PROPERTY. Each of the Borrower and its subsidiaries own their property and assets with a good and marketable title thereto, free and clear of all liens, mortgages, charges, security interests, adverse claims and other encumbrances except for Permitted Encumbrances.

(9) CONSENTS. No consent, approval, order, authorization or designation of any governmental authority is required in connection with the execution, delivery and performance by the Borrower or any of its subsidiaries of this commitment letter or any of the Security Documents.

(10) ENVIRONMENT.

     (a) None of the Borrower or any of its subsidiaries have any knowledge of any claim, received any notice of any claim, nor has any proceeding been instituted raising any claim, against the Borrower or the real property, alleging any damage to the environment or violation of any other federal, provincial or municipal laws, by-laws, regulations, directives and/or guidelines relating in any way to the protection of the environment (collectively, the "Environmental Laws");

     (b) None of the Borrower or any of its subsidiaries have knowledge of any facts which would give rise to any claim, public or private, of violation of the Environmental Laws by the Borrower or any of its subsidiaries, or violation of the Environmental Laws or damage to the environment emanating from, occurring on or in any way related to the real property or their use;

     (c) That the real property has not been insulated with Urea Formaldehyde Foam Insulation, and no asbestos, PCBs or other toxic or dangerous substances have been used in the construction of the real property and the real property has never been used for the storage or disposal of any hazardous wastes, industrial wastes, PCBs or other dangerous or regulated materials and has nor been used as a dump site; and

     (d) The Borrower conducts its business and maintains its assets in compliance with all applicable Environmental Laws and no enforcement in action in respect of the Borrower's business or assets is threatened or pending.

(11) TRADEMARKS, PATENTS, ETC. The Borrower and each of it subsidiaries possess all the trademarks, trade names, copyrights, patents, licenses, or rights in any thereof, adequate for the conduct of their respective businesses as now conducted and presently proposed to be conducted, without material conflict with the rights or claimed rights of others.

(12) PERMITS, ETC. The Borrower and each of its subsidiaries possess all material licenses, approvals and consents of federal, provincial, state and municipal governments and regulatory authorities as required to conduct properly their respective businesses except to the extent that the failure to obtain any such rights, licenses, approvals or consents would not have a material adverse effect on the business or condition, financial or otherwise, of the Borrower or any such Subsidiary, as the case may be.

The Borrower shall indemnify and save harmless the Lenders from and against all liabilities, claims, damages, losses and expenses including professional and consultants' fees incurred or suffered by the Lenders arising in any manner whatsoever out of the breach of any warranty or the inaccuracy of any representation of the Borrower contained in or referred to in this commitment letter.